Exhibit 1

JOINT FILING AGREEMENT

     Each of the undersigned acknowledges and agrees that the foregoing Statement on Schedule 13D is filed on behalf of the undersigned. Each of the undersigned acknowledges that it shall be responsible for the timely filing of such Schedule 13D, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

February 7, 2008

THOMAS PRESSELLO

By: “Thomas Pressello”
Thomas Pressello

KENNETH PRESSELLO

By: “Kenneth Pressello”
Kenneth Pressello

MICHAEL REYNOLDS

By: “Michael Reynolds”
Michael Reynolds

THE PRESSELLO TRUST

By: “Thomas Pressello”
Thomas Pressello, Trustee

By: “Kenneth Pressello”
Kenneth Pressello, Trustee